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                                                                Exhibit 23.4



KPMG

     One Arizona Center
     400 E. Van Buren Street
     Suite 1100
     Phoenix, AZ 85004


The Board of Directors
Citadel Broadcasting Company:


We consent to the use of our report dated September 29, 1997 on the balance sheet of Maranatha Broadcasting Company, Inc.'s Radio Broadcasting Division as of December 31, 1996 and the related statements of operations and division equity and cash flows for the year then ended included herein and to the reference to our firm under the heading "Independent Auditors" in the registration statement.


                                                                    /s/ KPMG LLP


Phoenix, Arizona
February 16, 1999